Exhibit 99.2
Adding Thalidomide to Standard Therapy Improves Survival in Newly Diagnosed
Multiple Myeloma Patients Over Age 75
Phase III Clinical Data on Thalidomide in Multiple Myeloma Presented at the American Society of
Clinical Oncology 43rd Annual Meeting
• MPT provides 17.6 month survival advantage in elderly multiple myeloma patients
     CHICAGO, Ill., June 4, 2007 — Pharmion Corporation (NASDAQ: PHRM) today reported the results of a Phase III study demonstrating that the addition of Thalidomide to standard therapy improves overall survival (OS) by 17.6 months in patients aged 75 or older with newly diagnosed multiple myeloma compared to the current standard of care. These results were reported in an oral presentation at the 43rd Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Ill. (June 1-5, 2007). An additional two oral and six poster sessions on Thalidomide were also presented at the conference.
“These latest data on Thalidomide treatment in patients over the age of 75 are consistent with previous studies demonstrating Thalidomide’s benefit in a first-line treatment setting,” said Patrick J. Mahaffy, Pharmion’s president and CEO. “We believe these data provide additional validation to those data already on file with the EMEA for Thalidomide in the treatment of newly-diagnosed myeloma, and also support its use in patients aged 75 years or older with myeloma, which represent more than 20 percent of the myeloma patient population.”
The Phase III dual-arm randomized study compared overall survival in patients receiving standard therapy of melphalan and prednisone plus placebo (MP-placebo) or standard therapy plus Thalidomide (MP-T). A total of 232 patients were randomized to one of the two treatment arms and the results from 200 patients were available for presentation. In the analysis, the median overall survival in the MP-T arm was 45.3 months, compared to 27.7 months for the MP-placebo (p=0.05 log-rank test).
Thalidomide was well tolerated by the majority of patients, but, in combination with other treatments, was associated with a higher incidence of peripheral neuropathy, somnolence, and venous thrombosis. The levels of toxicity were found to be acceptable.
“These data show that in this elderly patient population, MP-T therapy offers clear superiority in extending overall survival compared with MP alone,” said Dr. Cyrille Hulin, MD, on behalf of the Intergroupe Francophone du Myélome and a principal investigator of the trial. “In a patient population with a median age of nearly 80 years old, a survival advantage of this magnitude is remarkable. MP-T therapy should become the reference treatment for all elderly patients with newly diagnosed multiple myeloma.”

Pharmion has submitted an application with the European Medicines Agency (EMEA) for approval of Thalidomide Pharmion as a first line therapy for multiple myeloma in Europe.
Data Presented Saturday, June 2
An analysis of erythropoietin (EPO) and VTE in MM patients treated with anthracycline-based chemotherapy and the immunomodulatory agent thalidomide — R. Baz; Abstract #8107; June 2, 2007; 8:00am-12:00pm; McCormick Place Convention Center, S HallA2
Data Presented Sunday, June 3
Oral Presentation: Long-term responses to thalidomide and rituximab in Waldenstrom’s macroglobulinemia — J. Soumera; Abstract #8017; June 3, 2007; 1:00-1:15 pm; McCormick Place Convention Center, E354b
Oral Presentation: Impact of prior thalidomide (T) therapy on the efficacy of pegylated liposomal doxorubicin (PLD) and bortezomib (B) in relapsed/refractory multiple myeloma (RRMM) — P. Sonneveld; Abstract #8023; June 3, 2007; 3:00-3:15 pm; McCormick Place Convention Center, E354b
A pharmacogenetic study of docetaxel and thalidomide in patients with androgen-independent prostate cancer (AIPC) using targeted human DMET genotyping platform — J. Deeken, MD; Abstract #3580; June 3, 2007; 8:00-12:00pm; McCormick Place Convention Center, S Hall A2
A Phase II trial of thalidomide, bevacizumab, and docetaxel in patients (pts) with metastatic androgen-independent prostate cancer (AIPC) — Y. Ning, MD; Abstract #5114; June 3, 2007; 2:00-6:00pm; McCormick Place Convention Center, S Hall A2
Data Presented Monday, June 4
Oral Presentation: Melphalan-Prednisone-Thalidomide (MP-T) is also superior to Melphalan-Prednisone (MP) in patients 75 years of age or older with untreated multiple myeloma (MM). Preliminary results of the randomized, double-blind, placebo-controlled IFM 01-01 trial — C. Hulin, IFM, France; Abstract #8001; June 4, 2007; 7:30-7:45am; McCormick Place Convention Center, E Arie Crown Theater
Factors predictive of outcome in relapsed, refractory MM patients treated with bortezomib, melphalan, prednisone and thalidomide (VMPT) — A. Palumbo; Abstract #8048; June 4, 2007; 2:00-6:00pm; McCormick Place Convention Center, E451a
A systematic review of the incidence of venous thromboembolism (VTE) and effectiveness of prophylaxis in patients with multiple myeloma (MM) receiving thalidomide — C. Wu, M.D.; Abstract #9056; June 4, 2007; 2:00-6:00pm; McCormick Place Convention Center, S Hall A2

A Phase II trial of thalidomide (Thal) and procarbazine (Pro) in adults with recurrent or progressive malignant gliomas (MG) — G. Lesser, MD; Abstract #2067; June 4, 2007; 1:00-5:00pm; McCormick Place Convention Center, S Hall A2
Contact details
Breanna Burkart or Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
Tel: +1 720 564 9144 or +1 720 564 9143
Tara May
On-site media contact
Tel: +1 303 646 7832
About Thalidomide Pharmion
Thalidomide Pharmion is approved in Australia, New Zealand, Turkey, Israel, South Korea and Thailand for the treatment of multiple myeloma after the failure of standard therapies.
In markets where Thalidomide Pharmion is not approved, such as the E.U., Thalidomide Pharmion is currently provided on a named patient/compassionate use basis and under an Autorisation Temporaire d’Utilisation (ATU) in France while the Company seeks an approval. Pharmion is the only provider of thalidomide outside of the US with a comprehensive safety program in place. The Company holds exclusive marketing and distribution rights from Celgene Corporation for Thalidomide in markets outside of North America, Japan and certain other Asian countries. In May 2006, Thalomid® (thalidomide) was approved by the U.S. Food and Drug Administration (FDA) in combination with dexamethasone for the treatment of newly diagnosed multiple myeloma.
Safety Information

Teratogenic effects:
If Thalidomide is taken during pregnancy, it can cause severe birth defects or death to an unborn baby. A single dose (one capsule) taken by a pregnant woman during her pregnancy can cause severe birth defects. Thalidomide should never be used by women who are pregnant or could become pregnant. Male and female patients must follow the contraception measures in the Pharmion Risk Management Programme.
The common adverse reactions associated with the use of Thalidomide in combination with other anti-myeloma therapies are: deep vein thrombosis, constipation, peripheral oedema, tremor, dizziness, fatigue, asthenia, somnolence, peripheral neuropathy, neutropenia, lymphopenia, leucopenia, anaemia, thrombocytopenia, paraesthesia and dysaesthesia. Serious or severe reactions associated with Thalidomide use are: deep vein thrombosis and pulmonary embolism, bradycardia, cerebrovascular accident, peritonitis, orthostatic hypotension, and severe skin reactions including Stevens Johnson Syndrome and toxic epidermal necrolysis. Thromboprophylaxis should be used when Thalidomide is prescribed in combination with other anti-myeloma therapies. Peripheral neuropathy is a potentially severe, adverse effect of treatment with Thalidomide that may result in irreversible damage. Thalidomide may also potentially aggravate existing neuropathy and should therefore not be used in patients with clinical signs or symptoms of peripheral neuropathy unless the clinical benefits outweigh the risks. Symptoms may occur some time after thalidomide treatment has been stopped and may resolve slowly or not at all. Thalidomide frequently causes drowsiness, somnolence and sedation. Patients should be instructed to avoid situations where drowsiness may be a problem.
About Multiple Myeloma
Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease is unknown.
About Pharmion
Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release and the presentations referred to in this release contain forward-looking statements, including summary statements relating to the results of clinical trials involving Thalidomide. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the final results to differ significantly from the results summarized by such statements. In particular, Pharmion cannot assure you that Thalidomide will receive a Marketing Authorization in the EU, or that, if approved, our Thalidomide sales will increase significantly as a result. The clinical trials described in this release are being conducted by independent investigators and Pharmion does not control and cannot predict the final results of those trials. Top line or preliminary results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of Thalidomide may be discovered upon further analysis of clinical trial data and upon review and analysis of data from subsequent clinical trials. Additional risks and uncertainties relating to Pharmion and its business can be found in the “Risk Factors” section of Pharmion’s Quarterly

Report on Form 10-Q for the quarterly period ended March 31, 2007, its Annual Report on Form 10-K for the year ended December 31, 2006 and in Pharmion’s other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Pharmion also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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